DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief summary of the material terms of common stock, par value $0.01 per share, of Hannon Armstrong Sustainable Infrastructure Capital, Inc. (“Company,” “we,” “us” or “our”) registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This summary description is not meant to be complete. The particular terms of any security are subject to and qualified in their entirety by reference to Maryland law and our charter and bylaws, copies of which have been filed by us with the Securities and Exchange Commission.
Description of Common Stock
Our charter provides that we may issue up to 450,000,000 shares of common stock, par value $0.01 per share. Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of outstanding shares of common stock are entitled to receive dividends or other distributions on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of outstanding shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities and payment of any liquidation amounts for any issued and outstanding preferred stock.
All outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock generally can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. However, pursuant to our majority vote policy for the election of directors, in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors for its consideration.
Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of common stock will have equal dividend, liquidation and other rights.
Under the Maryland General Corporation Law (the “MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions may be approved by our stockholders by a majority of all of the votes entitled to be cast on the matter, except that certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our stock, and the vote required to amend such provisions, must be approved by stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the amendment. Maryland law also permits a Maryland corporation, without the approval of the stockholders of the corporation, to transfer all or substantially all of its assets if all of the equity interests of the transferee are owned, directly or indirectly, by the corporation. Because substantially all of our assets will be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.
Power to Reclassify Our Unissued Shares of Stock
Our charter provides that we may issue up to 50,000,000 shares of preferred stock, par value $0.01 per share, of which 450,000 shares are classified and designated as “Series A Junior Participating Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”). Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, dividends or upon liquidation, and authorizes us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded.

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Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Stock
Our board of directors has the power to amend our charter, without stockholder approval, to increase or decrease the aggregate number of authorized shares of our stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock. We believe that this power will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Rights to Purchase Series A Junior Preferred Stock
On November 2, 2023, we entered into a Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”) with Equiniti Trust Company, LLC, in its capacity as Rights Agent, and our board of directors authorized a dividend of one right (a “Right”) for each outstanding share of our common stock, to be paid to all record holders of our common stock at the close of business on November 21, 2023 (the “Record Date”). The following is a summary description of the material terms and conditions of the Rights and the Tax Benefits Preservation Plan. This summary is intended to provide a general description only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Tax Benefits Preservation Plan, a copy of which is filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part and is incorporated herein by reference. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Tax Benefits Preservation Plan.
The Tax Benefits Preservation Plan is intended to reduce the risk that our ability to use our net operating losses (“NOLs”) and certain other Tax Benefits will become substantially limited as the result of an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder. An ownership change generally occurs for purposes of Section 382 of the Code if a Person or group of Persons who Beneficially Own five percent or more of the outstanding shares of our common stock (or other Company Securities) increase their Percentage Stock Ownership by more than 50 percentage points during any rolling three-year period. For purposes of the Tax Benefits Preservation Plan, “Beneficial Ownership” of Company Securities is defined to include, among other things, direct and indirect ownership (actual or constructive) within the meaning of Section 382 of the Code and Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, and the regulations thereunder, as well as Derivative Positions whose pricing or value is derived from or related to, in whole or in part, the value of Company Securities. The Tax Benefits Preservation Plan reduces the risk of an ownership change by deterring any Person from obtaining a Percentage Stock Ownership of 4.9% or more of the outstanding Company Securities. As described below under “Certain Exceptions and Exemptions,” any stockholder whose Percentage Stock Ownership is presently 4.9% or more will not be considered an “Acquiring Person” (as defined below), unless and until such Person increases its Percentage Stock Ownership after November 3, 2023 (except to the extent another exception to such subsequent increase applies under the Tax Benefits Preservation Plan).
Rights; Distribution Date; Exercise Period
The Rights are not exercisable until a Distribution Date (as described below) occurs. Prior to a Distribution Date, (i) the Rights will be evidenced solely by notations in the book entry accounts for the shares of our common stock and will be transferrable only in connection with a transfer of the underlying shares of our common stock, (ii) in connection with the issuance of any shares of our common stock after the Record Date and prior to the earlier of the Distribution Date and the Expiration Date, one Right will be issued for each share of our comon stock issued, subject to adjustment pursuant to the Tax Benefits Preservation Plan, (iii) each share of our common stock issued after the Record Date will contain a notation in the respective book entry accounts for such shares of our common stock referencing the Rights associated with such shares and incorporating the Tax Benefits Preservation Plan by reference and (iv) any transfer of the underlying shares of our common stock will also constitute the transfer of the Rights associated with such shares of our common stock. Until a Right is exercised, the holder thereof, in its capacity as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends in respect of Rights.
Following the occurrence of a Distribution Date, each Right initially will entitle the registered holder thereof to purchase from us a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Preferred Stock, at a purchase price of $100 per Unit, subject to adjustment as described below (the “Purchase Price”), except that, after a Flip-In Event or a Flip-Over Event, each as defined below, the Rights become exercisable for our common stock or common stock of the surviving or acquiring entity, as described below.
Subject to certain exceptions specified in the Tax Benefits Preservation Plan, unless the Rights have been redeemed by our board of directors, as described below, the Rights will separate from our common stock and become exercisable and separately transferrable at the close of business on the date (the “Distribution Date”) that is the tenth Business Day after the earlier of (i) the date on which on which a press release is issued or other public announcement is made (including a filing with the SEC) indicating that a Person, together with its affiliates and associates, has a Percentage Stock Ownership of 4.9% or more (an “Acquiring Person”), or

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otherwise disclosing the existence of an Acquiring Person (the “Stock Acquisition Date”) and (ii) the date on which a tender offer or exchange offer is commenced that, upon consummation, would result in a Person becoming an Acquiring Person (or, in each case, (i) and (ii), such other date as determined by our board of directors, in its sole discretion).
Flip-in Trigger
In the event that any Person becomes an Acquiring Person (a “Flip-In Event”), unless such event is a “Flip-Over Event” (as described below), if we have not redeemed the Rights on or prior to the tenth Business Day following the Stock Acquisition Date, then each holder of Rights (other than the Acquiring Person and its affiliates and associates and certain transferees thereof) will, upon exercise of such Rights and payment of the then-current Purchase Price, be entitled to purchase shares of our common stock having a then-current market value equal to two times the Purchase Price. All Rights that are Beneficially Owned by the Acquiring Person (and its affiliates and associates and certain transferees thereof) become null and void on the Distribution Date and may not be exercised.
Flip-over Trigger
In the event that, at any time following the Stock Acquisition Date, (i) we merge or consolidate with another entity and we are not the survivor, or our common stock is converted into or exchanged for other securities, cash or other property, or (ii) 50 percent or more of our assets, cash flow or earning power is sold or otherwise disposed of, each holder of Rights (other than the Acquiring Person (and its affiliates and associates and certain transferees thereof)) shall thereafter have the right to receive, upon exercise of such Rights and payment of the then-current Purchase Price, shares of common stock of the surviving or acquiring entity having a then-current market value equal to two times the then-current Purchase Price (each of the foregoing clauses (i) and (ii) above, a “Flip-Over Event”).
Exchange Feature
At any time after the Distribution Date, and prior to such time as the Acquiring Person’s Percentage Stock Ownership is 50 percent or more, our board of directors may, at its option, and in its sole discretion, exchange all or any portion of the outstanding and exercisable Rights (other than Rights owned by the Acquiring Person (and its affiliates and associates and certain transferees thereof), which shall have become null and void), for shares of our common stock at an exchange ratio of one share of our common stock for each Right (which ratio is subject to adjustment to reflect stock splits, stock dividends and similar transactions).
Equitable Adjustments
The Purchase Price payable, and the number and kind of shares covered by each Right, and the number of Rights outstanding, are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification (ii) if holders of Series A Preferred Stock are issued certain rights, options or warrants to subscribe for or purchase Series A Preferred Stock or securities convertible into Series A Preferred Stock at a price or conversion price less than the then-current market price of the Series A Preferred Stock, or (iii) upon the distribution of cash to holders of Series A Preferred Stock (including upon consummation of a merger), but excluding regular quarterly cash dividends in accordance with the Preferred Stock Articles Supplementary, assets (other than Series A Preferred Stock), evidences of indebtedness or subscription rights or warrants (other than those referred to in clause (ii) above).
With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least one percent of the Purchase Price. No fractional Rights will be issued, nor will any fractional shares be issued upon exercise of the Rights, and, in lieu thereof, payment in cash will be made based on the closing market price of the Rights, Series A Preferred Stock, our common stock or other securities issuable upon exercise of the Rights on the last trading date immediately prior to the date on which such fractional Rights would have been issued, or the Rights were exercised, as applicable.
Certain Exceptions and Exemptions
The definition of “Acquiring Person” contained in the Tax Benefits Preservation Plan contains several exceptions, including for (i) us or any of our subsidiaries; (ii) any employee benefit plan of ours or any of our subsidiaries, or any entity or trustee holding our common stock pursuant to the terms of, or for purposes of funding, any such plan; (iii) any Person, together with all of its affiliates and associates, whose collective Percentage Stock Ownership becomes 4.9% or more as a result of a reduction in the number of Company Securities outstanding due to any acquisition of Company Securities by any Exempt Person or a stock dividend, stock split, reverse stock split or similar transaction, unless and until such Person subsequently increases its Percentage Stock Ownership; (iv) any Person, together with all of its affiliates and associates, whose Percentage Stock Ownership is 4.9% or more as of the time of our first public announcement of the adoption of the Tax Benefits Preservation Plan, unless and until such Person subsequently increases its Percentage Stock Ownership without our prior written consent (upon approval by our board of directors, in its sole discretion) or decreases its Percentage Stock Ownership below 4.9%; (v) any Person, together with all of its affiliates and associates, whose Percentage Stock Ownership became 4.9% or more inadvertently, if such Person, within ten Business Days of being requested by us to do so, certifies to us that it became an Acquiring Person inadvertently (including without actual knowledge that it Beneficially Owned a number of Company Securities that would result in it becoming an Acquiring Person) and who, together with all of its affiliates and associates, thereafter disposes of a number of Company Securities so that it ceases to be an Acquiring Person; (vi) any Person who would become

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an Acquiring Person solely as a result of (a) unilateral grants or issuances of Company Securities by us (including restricted stock), (b) pre-arranged purchases by directors, officers or employees of ours or our subsidiaries pursuant to a dividend reinvestment plan sponsored by us or (c) exercises of outstanding options, warrants, rights or similar interests granted by us to directors, officers or employees of ours or our subsidiaries; and (vii) any Person who our board of directors has affirmatively determined, in its sole discretion, shall not be deemed an Acquiring Person, for so long as such Person complies with any limitations or conditions imposed by our board of directors and unless and until our board of directors shall determine otherwise.
Redemption of Rights
Our board of directors may, at its option and in its sole discretion, at any time prior to the close of business on the earlier of (i) the tenth Business Day following the Stock Acquisition Date and (ii) the Final Expiration Date, redeem all of the Rights in whole, but not in part, at a price of $0.001 per Right, subject to adjustment as described above with respect to the Purchase Price (the “Redemption Price”). We may, at our option, pay such Redemption Price in cash, shares of our common stock or other consideration deemed appropriate by our board of directors. The redemption of the Rights may be made effective at such time, on such basis, and with such conditions as our board of directors may establish, in its sole discretion. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
Amendment of Rights
Any of the provisions of the Tax Benefits Preservation Plan may be amended or supplemented by us, upon prior approval of our board of directors, in its sole discretion, at any time prior to the Distribution Date without the consent of any holders of Rights. After the Distribution Date, the provisions of the Tax Benefits Preservation Plan may be amended or supplemented by us, upon prior approval of our board of directors, in its sole discretion, without the consent of any holders of Rights in order to (i) cure any ambiguity, (ii) correct or supplement any provision contained therein that may be defective or inconsistent with any other provisions therein, (iii) make changes that we may deem necessary or desirable and that do not adversely affect the interests of holders of Rights (in their capacity as such), other than the Acquiring Person (and its affiliates and associates and certain transferees thereof) or (iv) shorten or lengthen any time period under the Tax Benefits Preservation Plan (other than the Final Expiration Date, which may not be amended without approval by a majority of votes cast by holders of outstanding shares of our common stock entitled to vote thereon at a stockholders’ meeting at which a quorum is present), except that no amendment pursuant to the foregoing clause (iii) or (iv) may be made at such time as the Rights are not redeemable.
Expiration of Rights
The Rights will expire upon the earliest to occur of: (i) the close of business on November 2, 2026 (the “Final Expiration Date”), (ii) the close of business on November 2, 2024, if approval of the Tax Benefits Preservation Plan by our stockholders has not been received prior to such date, (iii) the time at which the Rights are redeemed or exchanged as provided in the Tax Benefits Preservation Plan, (iv) the close of business on the date set by our board of directors following a determination by our board of directors that the Tax Benefits Preservation Plan is no longer necessary or desirable for the preservation of Tax Benefits and (v) the close of business on the first day of a taxable year of ours to which our board of directors determines that no Tax Benefits may be carried forward.
In connection with our adoption of the Tax Benefits Preservation Plan referenced above, our board of directors classified a series of preferred stock designated as Series A Preferred Stock, on the terms set forth in the Articles Supplementary to our charter filed with the State Department of Assessments and Taxation of Maryland on November 2, 2023. The description herein of the Series A Preferred Stock is intended to provide a general description only, does not purport to be complete, and is qualified in its entirety by reference to the complete text of the Articles Supplementary, which is filed as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part and is incorporated herein by reference.
Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws
Our Board of Directors
Our charter and bylaws provide that the number of directors we have may be established only by our board of directors but may not be fewer than the minimum number required under the MGCL, which is one, and our bylaws provide that the number of our directors may not be more than 15. Because our board of directors has the power to amend our bylaws, it could amend our bylaws to change that range. Subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum and, if our board of directors is classified, any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.
Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director, and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock generally will be able to elect all of our directors at any annual

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meeting. However, pursuant to our majority vote policy for the election of directors, in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors for its consideration.
Removal of Directors
Our charter provides that, subject to the rights of holders of any class or series of our preferred stock to elect or remove one or more directors, a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A Maryland corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute.
The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the corporation; or (3) a director of the corporation who is also an employee of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation

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may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights unless the charter or bylaws provide otherwise. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to (1) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:
•a classified board;
•    a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the directors;
•a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
We have elected in our charter to be subject to the section of Subtitle 8 that provides that vacancies on our board may be filled only by the remaining directors and (if our board is classified in the future) for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (1) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast a majority of all votes entitled to be cast at such a meeting to call a special meeting of our stockholders.
Meetings of Stockholders
Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting. Only the matters set forth in the notice of special meeting may be considered and acted upon at such meeting.
Amendment to Our Charter and Bylaws
Except for amendments to the provisions of our charter relating to the removal of directors and the restrictions on ownership and transfer of our stock, the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) and amendments permitted to be made without stockholder approval under Maryland law, our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

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Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record as of the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record as of the record date set by our board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified by the advance notice provisions set forth in our bylaws.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•    the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•    the director or officer actually received an improper personal benefit in money, property or services; or
•    in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or on our behalf in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
•    a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•    a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.
Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•    any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

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•    any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or
•    any individual who served any predecessor of our company, including Hannon Armstrong Capital, LLC, in a similar capacity, who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in such capacity.
Our charter and bylaws also permit us to indemnify and advance expenses to any employee or agent of our company or a predecessor of our company.
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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